Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-202111 on Form S-8 of our reports dated February 21, 2018, relating to the consolidated financial statements and financial statement schedule of Inovalon Holdings, Inc. and subsidiaries and the effectiveness of Inovalon Holdings, Inc. and subsidiaries' internal control over financial reporting, appearing in the Annual Report on Form 10-K of Inovalon Holdings, Inc. and subsidiaries for the year ended December 31, 2017.

/s/ DELOITTE & TOUCHE LLP

McLean, Virginia
February 21, 2018